EXHIBIT 99.1

FOR IMMEDIATE RELEASE

K12 Inc. REPORTS SECOND QUARTER 2008 RESULTS

K12’s Quarterly Revenue up 68 percent on Strong Enrollment Growth

Herndon, VA, February 14, 2008 — K12 Inc. (NYSE Arca: LRN), a leading provider of proprietary, technology-based curriculum and education services created for online delivery to students in kindergarten through 12th grade, today announced its results for the second quarter of its 2008 fiscal year. Revenues for the quarter grew to $54.4 million, an increase of 68.1 percent over the second quarter of the previous year, primarily due to strong enrollment growth. EBITDA for the second quarter of 2008 more than doubled over the prior year, increasing to $6.3 million from $3.0 million.

Net income for second quarter was $1.4 million, down slightly from the prior year, primarily due to the recording of income tax expense of $1.6 million for the second quarter as compared to income tax expense of less than $0.1 million recorded in the prior year when the Company utilized net operating loss carry forwards to offset income. Pretax income doubled to $3.0 million for the second quarter as compared with the second quarter of fiscal year 2007.

“We are delighted not only with the strong revenue growth, but also with the growing acceptance of the K12 offering as the right solution for many children’s education needs,” said Ron Packard, chief executive officer of K12 Inc. “K12’s value proposition is being recognized by customers.”

For the three months ended December 31, 2007

• Revenues increased by 68.1 percent for the second quarter of fiscal year 2008 (FY 2008) over the same quarter last year due to strong enrollment growth.

• Average enrollments for the second quarter of FY 2008 were 40,675, an increase of 51.2 percent over the second quarter of FY 2007.

• Operating income for the second quarter grew 94.1 percent to $3.3 million compared with $1.7 million for the second quarter of FY 2007. Operating margins improved by 80 basis points to 6.2 percent of revenue for the second quarter as compared to 5.4 percent for the same period in FY 2007. This was primarily attributable to increased leverage of selling, administrative and other operating expenses.

• Pretax income increased 100 percent to $3.0 million compared with the second quarter of fiscal year 2007.

• Income tax expense for the second quarter of FY 2008 was $1.6 million. The second quarter tax rate of approximately 53 percent reflects permanent differences between taxable income and book income in the second quarter as well as an adjustment to bring year-to-date tax expenses to the annual estimated level of 47 percent. Income tax expense was recorded in the second quarter of FY 2007 was less than $0.1 million as the Company was able to offset income in that quarter with net operating loss carry forwards.

• Net income for second quarter was $1.4 million, down slightly from the prior year, primarily due to the change in income tax expense described above.

• Diluted and basic net loss per share for the second quarter of FY 2008 was $0.98. On a pro forma basis, excluding the impact of preferred stock dividends and accretion, as well as assuming the conversion of preferred stock at the beginning of the second quarter, diluted net income per share for the second quarter was $0.06.

• EBITDA for the second quarter was $6.3 million, as compared to EBITDA of $3.0 million for the same period in 2007. EBITDA as a percentage of revenues increased to 11.5 percent from 9.4 percent for the same period in 2007.

John Baule, the Company’s chief financial officer and chief operating officer noted, “We are pleased that we have been able to expand operating margins while continuing to invest in our products and services and drive revenue growth.”

For the six months ended December 31, 2007

• Revenues for the first half of FY 2008 were $113.7 million, representing an increase of $43.6 million, or 62.3 percent as compared to revenues of $70.1 million for the first half of FY 2007.

• Average enrollments for the first half of FY 2008 were 40,380, an increase of 50.8 percent over the first half of FY 2007.

• Operating income for the first half of FY 2008 grew 40.3 percent to $9.4 million, as compared with $6.7 million for the first half of FY 2007.

• Pretax income increased 36.2 percent to $8.7 million compared with the first half of FY 2007.

• Income tax benefit for the first half of FY 2008 was $5.6 million. The income tax provision for the first half of FY 2008 was $4.1 million or approximately 47 percent of pretax income. This was offset by a $9.7 million tax benefit recognized from net deferred tax assets that were fully reserved in prior periods. Income tax expense was $0.2 million for the first half of FY 2007 as the Company was able to offset most of the income in that period with net operating loss carry forwards.

• Net income for the first half of FY 2008 was $14.2 million, representing an increase of $8.0 million, or 129.9 percent, as compared to net income of $6.2 million for the first half of FY 2007. Net income as a percentage of revenues increased to 12.5 percent from 8.7 percent for the same period in FY 2007.

• Diluted and basic net loss per share for the first half of FY 2008 was $0.27. On a pro forma basis, assuming the conversion of preferred stock at the beginning of the six months ended December 31, 2007 and excluding the impact of preferred stock dividends and accretion, diluted net income per share for the first half of FY 2008 was $0.62.

• EBITDA for the first half of FY 2008 was $14.5 million, representing an increase of 5.3 million, or 57.2 percent as compared to EBITDA of $9.2 million for the same period in FY 2007.

Outlook

• For full fiscal year 2008, the Company is forecasting revenues of between $208 and $212 million, operating income of approximately $9.8 — $10.4 million and depreciation and amortization of $10.0 – $10.5 million.

• The Company’s estimated tax rate for fiscal year 2008 is 47 percent excluding the impact of the reversal of the deferred tax asset valuation allowance of $9.7 million in the first quarter of FY 2008.

Forward Statements

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter, failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 14, 2008, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss the results of Q2 2008 and its outlook for fiscal year 2008 during a conference call scheduled for February 15, 2008 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.K12.com through the investor relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors should dial 888-680-0869 (domestic) or 617-213-4854 (international) at 8:20 a.m. (ET). The participant passcode is 25114098.

Participants may also pre-register for the conference call at https://www.theconferencingservice.com/prereg/key.process?key=PJNBKVUFD (Due to its length, this URL may need to be copied and pasted into your Internet browser’s address field. Remove the extra space if one exists.).

A replay of the call will be available from February 15, 2008, through February 23, 2008, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 76706126. It will also be archived at www.K12.com in the investor relations section for 60 days.

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	December 31,	June 30,
ASSETS	2007	2007
Current assets
Cash and cash equivalents	$68,723	$1,660
Accounts receivable, net of allowance of $733 and $589 at December 31, 2007 and June 30, 2007,
respectively	45,982	15,455
Inventories, net	8,643	13,804
Current portion of deferred tax asset	3,919	—
Prepaid expenses and other current assets	1,656	1,245

Total current assets	128,923	32,164
Property and equipment, net	24,597	17,234
Capitalized curriculum development costs, net	17,334	9,671
Deferred tax asset, net of current portion	760	—
Goodwill	2,551	—
Other assets, net	1,737	1,182
Intangible assets	439	250
Deposits and other assets	424	711
Total assets	$176,765	$61,212

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Bank overdraft.	$—	$1,577
Line of credit	—	1,500
Accounts payable	7,574	6,928
Accrued liabilities	6,591	1,819
Accrued compensation and benefits	5,478	6,200
Deferred revenue	12,350	2,620
Current portion of capital lease obligations	5,905	2,780
Current portion of notes payable	198	192

Total current liabilities	38,096	23,616
Deferred rent, net of current portion	1,690	1,684
Capital lease obligations, net of current portion	8,072	3,974
Notes payable, net of current portion	94	189
Total liabilities	47,952	29,463

Commitments and contingencies
Redeemable convertible preferred stock
Redeemable Convertible Series C Preferred stock, par value $0.0001; no shares authorized, issued or outstanding at December 31, 2007; 10,784,313 shares authorized and 9,776,756 shares issued and
outstanding at June 30, 2007; liquidation value of $133,629 at June 30, 2007	—	91,122

Redeemable Convertible Series B Preferred stock, par value $0.0001; no shares authorized, issued or outstanding at December 31, 2007; 14,901,960 shares authorized and 10,102,899 shares issued and
outstanding at June 30, 2007; liquidation value of $138,087 at June 30, 2007	—	138,434

Stockholders’ equity (deficit)
Preferred stock, par value $0.0001; 10,000,000 shares authorized; no shares issued or outstanding at
December 31, 2007	—	—
Common stock, par value $0.0001; 100,000,000 shares authorized; 27,391,929 and 2,041,604 shares issued
and outstanding at December 31, 2007 and June 30, 2007, respectively	3	1
Additional paid-in capital	321,709	—
Accumulated deficit	(192,899)	(197,808)
Total stockholders’ equity (deficit)	128,813	(197,807)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$176,765	$61,212

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	$54,391	$32,356	$113,744	$70,099

Cost and expenses
Instructional costs and services	31,980	18,022	66,758	37,199
Selling, administrative, and other operating
expenses	16,609	11,030	32,649	22,415
Product development expenses	2,460	1,566	4,987	3,772

Total costs and expenses	51,049	30,618	104,394	63,386

Income from operations	3,342	1,738	9,350	6,713
Interest expense, net	(389)	(263)	(693)	(357)

Net income before income tax expense	2,953	1,475	8,657	6,356
Income tax benefit (expense)	(1,565)	(30)	5,553	(176)

Net income	1,388	1,445	14,210	6,180
Dividends on preferred stock	(1,395)	(1,518)	(3,066)	(3,037)
Preferred stock accretion	(5,633)	(5,367)	(12,193)	(10,734)

Net loss attributable to common
stockholders	(5,640)	(5,440)	(1,049)	(7,591)

Net income loss attributable to common
stockholders per share:
Basic	$(0.98)	$(2.72)	$(0.27)	$(3.80)

Diluted	$(0.98)	$(2.72)	$(0.27)	$(3.80)

Weighted average shares used in computing per
share amounts(1):
Basic	5,777,767	1,999,106	3,910,676	1,998,979

Diluted	5,777,767	1,999,106	3,910,676	1,998,979

(1)	The basic and diluted weighted average common shares outstanding for the three and six months ended December 31, 2007 reflect the weighted average effect of the conversion of preferred stock to common stock upon the closing of the Company’s initial public offering on December 18, 2007.

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Six Months Ended
	December 31,
	2007	2006
Cash Flows from Operating Activities
Net income	$14,210	$6,180
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	5,180	2,533
Stock based compensation expense	657	88
Deferred income taxes	(5,615)	—
Provision for (reduction of) doubtful accounts	141	(955)
Provision for inventory obsolescence	31	304
Provision for (reduction of) student computer shrinkage and obsolescence	149	(90)
Changes in assets and liabilities:
Accounts receivable	(29,948)	(14,518)
Inventories	5,131	4,219
Prepaid expenses and other current assets	(411)	(180)
Other assets	77	(255)
Deposits and other assets	(146)	400
Accounts payable	560	1,014
Accrued liabilities	1,158	690
Accrued compensation and benefits	(743)	(1,589)
Deferred revenue	8,963	9,141
Deferred rent	(188)	8

Net cash (used in) provided by operating activities	(794)	6,990

Cash flows from investing activities
Purchase of property and equipment	(3,167)	(2,967)
Purchase of domain name	(250)	—
Cash paid in the acquisition of Power-Glide	(119)	—
Capitalized curriculum development costs	(3,914)	(4,677)

Net cash used in investing activities	(7,450)	(7,644)

Cash flows from financing activities
Cash received from issuance of common stock, net of underwriters commission	74,493	—
Cash received from issuance of common stock — Regulation S transaction	15,000	—
Deferred initial public offering costs	(2,755)	—
Net borrowings from revolving credit facility	(1,500)	—
Proceeds (payments on) from notes payable — related party	—	(4,025)
Repayments for capital lease obligations	(1,934)	(259)
Payments on notes payable	(88)	—
Proceeds from exercise of stock options	74	—
Payment of cash dividend	(6,406)	—
Repayment of bank overdraft	(1,577)	—
Net cash provided by (used in) financing activities	75,307	(4,284)

Net change in cash and cash equivalents	67,063	(4,938)

Cash and cash equivalents, beginning of period	1,660	9,475

Cash and cash equivalents, end of period	$68,723	$4,537

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income minus interest income, minus income tax benefit, plus interest expense, plus income tax expense and plus depreciation and amortization. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax payments.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA as a measurement of operating performance, because it assists us in comparing our performance on a consistent basis, as it removes depreciation, amortization, interest and taxes. We also use EBITDA in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

The following table provides a reconciliation of net income to EBITDA:
(in thousands)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income	$1,388	$1,445	$14,210	$6,180
Interest expense, net	389	263	693	357
Income tax (benefit) expense, net	1,565	30	(5,553)	176
Depreciation and amortization	2,928	1,309	5,180	2,533

EBITDA	$6,270	$3,047	$14,530	$9,246

Pro Forma Net Income per Share

On December 18, 2007, the Company completed an initial public offering in which it sold 4,450,000 shares of common stock. Concurrently with the completion of the offering was the automatic conversion of outstanding preferred shares into 19,879,675 common shares. Also concurrent with the IPO, the Company paid dividends of $6.4 million on its Series C preferred stock. The Company has provided pro forma net income per basic and diluted share for the three and six months ended December 31, 2007 in this release, in addition to providing financial results in accordance with GAAP. The pro forma net income per basic and diluted share reflects the following for all periods presented: (i) weighted average effect of the IPO shares, (ii) elimination of preferred stock dividends, (iii) elimination of preferred stock accretion and (iv) conversion of the preferred shares to common shares as of the beginning of the period. The Company believes pro forma income per basic and diluted share provides useful information to investors by reflecting income per share on a more representative basis with future operations.

The following table provides a reconciliation of pro-forma net income per share to the Company’s actual results under GAAP for the three and six months ended December 31, 2007 as follows:

(In thousands, except share and per share amounts)
	Three months ended			Six months ended
	December 31, 2007			December 31, 2007
	As Reported	Adjustments	Pro forma	As Reported	Adjustments	Pro forma
Net income	$1,388	$—	$1,388	$14,210	$—	$14,210
Less preferred stock accretion	5,633	5,633		12,193	12,193	—
Less preferred stock dividends	1,395	1,395	—	3,066	3,066	—

Net income (loss) available to common stockholders	$(5,640)	$7,028	$1,388	$(1,049)	$15,259	$14,210

Net income (loss) per common share:
Basic	$(0.98)		$0.06	$(0.27)		$0.63
Diluted	$(0.98)		$0.06	$(0.27)		$0.62
Weighted average common shares outstanding:
Basic	5,777,767	17,070,590	22,848,357	3,910,676	18,475,133	22,385,809
Diluted	5,777,767	18,421,168	24,198,935	3,910,676	18,845,789	22,756,465

About K 12

K 12 Inc., a technology-based education company, is a leading national provider of proprietary curriculum and educational services created for online delivery to students in kindergarten through 12th grade. K12 provides individualized, one-to-one learning solutions for students in online schools, distance education programs and classrooms.

K12’s mission is to maximize a child’s potential by providing access to an engaging and effective education, regardless of geographic location or socio-economic background.

More than 40,000 students are using the K 12 learning program in online public schools and other e-learning programs across the country.

K 12 offers education solutions for students using an outstanding, highly effective curriculum that enables mastery of core concepts and skills for students of all abilities. The K 12 program combines a cognitive research-based curriculum with an individualized learning approach for online schools and other educational applications.

More information can be found at www.K12.com

Investor Contact:
Keith Haas
VP, Financial Planning & Analysis and Investor Relations
703-483-7077
khaas@k12.com

Press Contact:
Jeff Kwitowski
VP, Public Relations
703-483-7281
jkwitowski@k12.com

© 2008 K12 Inc. K12 is a registered trademark, and the K12 logo, Unleash the xPotential and xPotential are trademarks of K12 Inc.